Exhibit 10.12

XENCOR, INC.

THIRD AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

for

Dr. Bassil Dahiyat

This Third Amended and Restated Executive Employment Agreement (“Agreement”) is entered into by and between Dr. Bassil Dahiyat (“Executive”) and Xencor, Inc., a Delaware corporation (the “Company”) as of the Effective Date set forth in Section 1.1 below.  As of the Effective Date, this Agreement shall replace and supersede that certain Second Amended and Restated Executive Employment Agreement between Executive and the Company entered into as of January 1, 2007.

WHEREAS, Executive currently serves as the President and Chief Executive Officer (“CEO”) of the Company and has served in such capacity pursuant to an employment agreement and related amendments that are superseded and replaced in their entirety by this Agreement; and

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company in that capacity, and wishes to provide Executive with certain compensation and benefits in return for his services, and Executive wishes to be so employed and to receive such compensation and benefits; and

WHEREAS, the Company and Executive wish to enter into this Agreement to define their mutual rights and duties with respect to Executive’s continued employment;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

1.                                      EMPLOYMENT BY THE COMPANY.

1.1                               Effective Date.  The effective date of this Agreement shall be September 4, 2013 (the “Effective Date”).

1.2                               Employment of Executive.  Executive shall continue to have the title of President and CEO of the Company and shall report to the Company’s Board of Directors (the “Board”).  Executive’s employment with the Company is subject to the terms and conditions of this Agreement.  During Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company (except for vacation periods as set forth herein and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies and applicable law). Executive acknowledges that he has been appointed to the Board and Executive agrees to continue to serve as a director of the Company, if requested by the Board, for so long as he remains employed in the position of President and CEO of the Company.  If Executive ceases to serve as President and CEO of the Company for any reason, then Executive will resign from his position as a member of the Board, if and as requested by the Board.

1.3                               Executive’s Duties.  Executive shall continue to serve in an executive capacity as the Company’s President and CEO and shall perform such duties as are customarily associated with that title, consistent with the Bylaws of the Company and as required by the Board.

1.4                               Employment Policies.  The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5                               At-will Employment.  The Company and Executive acknowledge that either party has the right to terminate Executive’s employment with the Company at any time for any reason whatsoever, with or without cause, subject to the provisions of Section 5 herein.  This at-will employment relationship cannot be changed except in a writing signed by both Executive and a majority of the Board.  Any rights of Executive to additional payments or other benefits from the Company upon any such termination of employment shall be governed by Section 5 of this Agreement.

2.                                      COMPENSATION.

2.1                               Salary.  Executive shall receive for his services to be rendered hereunder an annualized base salary of $364,131, less standard deductions and withholdings, payable in installments in accordance with the Company’s standard payroll practices, as may be adjusted from time to time pursuant to this Agreement (the “Base Salary”).  Executive’s Base Salary shall be reviewed at least annually by the Board, and in the Board’s sole discretion, may be increased at any time.  Such Base Salary may be decreased by the Board at any time, but may be materially decreased only if the Board shall have decided in good faith that such action is justified in connection with the Board’s determination that (i) the Company has less than six (6) months of cash and equivalents on hand to meet its anticipated operating expenses; (ii) the Company will effect a reduction in force of not less than twenty-five percent (25%) of the Company’s workforce; or (iii) the Company will reduce the salaries of all officers of the Company by at least the same percentage amount by which Executive’s salary is to be reduced.

2.2                               Standard Company Benefits.  Executive shall be entitled to all rights and benefits for which he is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and provided by the Company to its employees generally.  Executive shall likewise be eligible to participate in any additional benefits programs that may be in effect from time to time and provided by the Company to its executive employees generally.  Notwithstanding the foregoing, Executive shall not be entitled to participate in any cash or stock bonus program or stock option or other equity incentive program, whether or not generally available to executive or other employees of the Company, unless the Board shall specifically so determine.

2.3                               Performance Bonus.  Executive shall be eligible to earn an annual performance bonus, with the target amount of such bonus equal to 35% of Executive’s Base Salary, less standard deductions and withholdings (the “Performance Bonus”).  Executive’s Performance Bonus will be determined by the Board, based on performance metrics to be designated by the Board (or a committee thereof), with due regard to such metrics as Executive may propose.  The amount of Executive’s Performance Bonus and whether Executive has achieved the designated performance metrics will be determined by the Board in its sole discretion.  Any Performance Bonus earned by Executive will be paid out in accordance with the Company’s standard practice.  Except as provided in Section 5 below, Executive must remain an active employee in good standing with the Company through the end of the applicable bonus year to earn a Performance Bonus for that year and such Performance Bonus, if any, will be paid in a single lump sum payment on or before March 15 of the immediately following year.  For purposes of this Agreement, each bonus year will begin in January 1st and end on the following December 31st.

2.4                               Expense Reimbursement.  Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing Company services.  Executive agrees to furnish the Company reasonably adequate records and other documentary evidence of such expenses for which Executive seeks reimbursement.  Such expenses shall be accounted for under the policies and procedures established by the Company and consistent with California law.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”): (a) to be eligible to obtain reimbursement for such expenses Executive must submit expense reports within forty-five (45) days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

2.5                               Equity Awards.  The Company has previously granted to Executive certain options to purchase common stock of the Company.  Executive will be eligible to participate in and receive equity grants under the Company’s equity incentive plans from time to time in the discretion of the Board (or an authorized committee thereof) and in accordance with the terms and conditions of such plans.

3.                                      PROPRIETARY INFORMATION OBLIGATIONS.

In partial consideration of the payments and other obligations of the Company to Executive under this Agreement, Executive agrees to continue to abide by the Proprietary Information and Inventions Agreement (the “PIIA”) attached hereto as Exhibit A, and further agrees that his obligations under the PIIA shall be effective from

October 7, 1997, the commencement date of Executive’s employment by the Company.  The parties agree that, for so long as this Agreement shall be in effect, this Agreement shall supersede paragraphs 10, 18 and 19.2 of the PIIA.  Executive’s obligations under the PIIA shall survive termination of this Agreement and shall remain in full force and effect regardless of whether Executive continues to be employed by the Company.

4.                                      OUTSIDE ACTIVITIES.

4.1                               Limitation on Certain Activities.  Except with the prior written consent of the Board, which shall not unreasonably be withheld, while employed by the Company, Executive will not undertake or engage in any other employment, occupation or business enterprise, other than those in which Executive is a passive investor.  In no event shall Executive undertake any such activities that would detract from his ability to devote substantially full-time effort as an employee of the Company, consistent with his title and responsibilities.  Executive may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of his duties hereunder.

4.2                               Competing Entities.  While employed by the Company, except on behalf of the Company as directed by the Board, Executive will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which was or should have been known by him to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, he may own, as a passive investor, securities of any publicly owned competitor corporation, so long as his direct holdings in any such corporation shall not in the aggregate constitute more than one percent (1%) of the voting stock of such corporation.

5.                                      TERMINATION OF EMPLOYMENT.

5.1                               Termination by Mutual Agreement of the Parties.  Executive’s employment pursuant to this Agreement may be terminated at any time upon mutual agreement, in writing.  Any such termination of employment shall have the consequences specified in such writing.

5.2                               Termination for Death or Disability.  Executive’s employment with the Company shall terminate effective upon the date of Executive’s death or Complete Disability.  “Complete Disability” shall mean Executive’s inability to perform Executive’s duties under this Agreement by reason of any medically determinable physical or mental impairment which could reasonably be expected to result in death or which has lasted or could reasonably be expected to last for a continuous period of not less than six (6) months.  If Executive’s employment shall be terminated by death or Complete Disability, the Company shall pay to Executive, and/or Executive’s heirs, Executive’s Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to Executive and/or Executive’s heirs under this Agreement.

5.3                               Voluntary Termination other than for Good Reason.  Executive may voluntarily terminate his employment other than for Good Reason (as defined in Section 5.8 below) with the Company at any time.  In the event Executive voluntarily terminates his employment other than for Good Reason, the Company shall pay Executive all base salary and accrued but unused vacation benefits earned through the date of termination at the rates then in effect, less standard deductions and withholdings.  In the event of such termination, Executive will not be entitled to any further compensation, severance pay or other benefits.

5.4                               Termination without Cause or Resignation for Good Reason other than in connection with a Change of Control.

(a)                                 In the event Executive’s employment is terminated by the Company without Cause (as defined in Section 5.6 below), or Executive resigns for Good Reason, in either case other than during the period commencing one (1) month before and ending thirteen (13) months after a Change of Control (as defined in Section 5.7 below), then subject to Executive’s delivery of an effective Release pursuant to Section 5.9 below, Executive shall receive the following benefits:

(i)                                    A amount equivalent to Executive’s then applicable Base Salary for twelve (12) months (but in no event less than $364,131 on an annualized basis and ignoring any decrease that forms the basis for Executive’s termination for Good Reason, if applicable), paid in a lump sum, less standard deductions and withholdings, on the first regular payroll date of the Company following the effective date of the Release but in no event later than March 15 of the year immediately following the year in which Executive’s termination occurred.

(ii)                                An amount equal to Executive’s annual target Performance Bonus for the year of termination, pro rated based on the ratio that the number of days from the beginning of the calendar year in which such termination occurs through the date of termination bears to 365, paid in a lump sum, less standard deductions and withholdings, on the first regular payroll date of the Company following the effective date of the Release but in no event later than March 15 of the year immediately following the year in which Executive’s termination occurred.

(iii)                            Provided that Executive is eligible for and timely elects continued group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) following the Executive’s termination date, the Company will pay the Executive’s COBRA group health insurance premiums for the Executive and his eligible dependents until the earliest of (A) the close of the twelve (12) month period following the termination of Executive’s employment (the “Severance Period”), (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  For purposes of this Section, references to COBRA premiums shall not include any amounts payable by Executive under a Section 125 health care reimbursement plan under the U.S. Internal Revenue Code.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot pay the COBRA premiums without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then regardless of whether Executive elects continued health coverage under COBRA, and in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the Severance Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), which payments shall continue until the earlier of expiration of the COBRA Payment Period or the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment.  On the effective date of the Release, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be to Executive, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the date of Employee’s termination through the effective date of the Release, with the balance of the payments paid thereafter on the schedule described above.  If Executive becomes eligible for coverage under another employer’s group health plan, Executive must immediately notify the Company of such event, and all payments and obligations under this Subsection shall cease.

(iv)                             Accelerated vesting of all outstanding stock options and other equity awards covering the Company’s common stock held by the Executive as of the date of termination, to the extent such awards are subject to time-based vesting requirements and as if Executive had completed an additional twelve (12) months of service with the Company as of the date of termination.

5.5                               Termination without Cause or Resignation for Good Reason in connection with a Change of Control.

(a)                                 In the event Executive’s employment is terminated by the Company without Cause, or Executive resigns for Good Reason (as defined below), in either case during the period commencing one (1) month before and ending thirteen (13) months after a Change of Control, then subject to Executive’s delivery to the Company or successor of the Company of an effective Release pursuant to Section 5.9 below, Executive shall receive the benefits described in Section 5.4 above, except that:

(i)                                    In lieu of the pro rated target Performance Bonus described in Section 5.4(ii), Executive shall receive his full target Performance Bonus for the year of termination; and

(ii)                                In lieu of the vesting acceleration described in Section 5.4(iv), all outstanding stock options and other equity awards covering the Company common stock held by the Executive as of the date of termination that are subject to time-based vesting requirements shall accelerate in full.

5.6                               Termination for Cause.

(a)                                 The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause.  If Executive is terminated for Cause, then the Company shall pay Executive all base salary and accrued but unused vacation benefits earned through the date of termination at the rates then in effect, less standard deductions and withholdings. Executive will not be entitled to any further compensation, severance pay or other benefits.

(b)                                 “Cause” for termination shall mean:  (a) indictment or conviction of any felony or of any crime involving moral turpitude or dishonesty; (b) participation in any fraud against the Company; (c) material breach of Executive’s duties to the Company, including persistent unsatisfactory performance or habitual neglect of job duties; (d) refusal to follow the Company’s lawful written directions or material failure to perform Executive’s duties (other than by reason of physical or mental disability); or (e) material breach of the Company’s written policies or the Proprietary Information and Inventions Agreement; provided, however, that in the event that any of the foregoing events under clauses (c), (d) or (e) is capable of being cured, the Company shall provide written notice to Executive describing in reasonable detail the nature of such event and Executive shall thereafter have twenty (20) days to cure such event.

(c)                                  In the event Executive is terminated for Cause, the Company agrees to limit its response to any inquiry regarding Executive’s employment to (1) the dates of Executive’s employment, (2) Executive’s salary, and (3) Executive’s position, provided that the Company may respond accurately and fully to any inquiry or request for information if required by legal process.

5.7                               Change of Control.  For purposes of this Agreement, a “Change of Control” means (A) any sale, merger, consolidation, tender offer or similar acquisition of shares, or other transaction or series of related transactions (each a “Transaction”) as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company’s securities with voting power before such Transaction (provided, however, that any person who acquired voting securities of the Company in contemplation of the Transaction and who immediately after such Transaction possesses direct or indirect ownership of at least ten percent (10%) of the securities of the Company or the surviving entity (or if the Company or the surviving entity is a controlled affiliate of another entity, then of such controlling entity) shall not be included in the group of those persons or entities who held the Company’s securities with voting power before such Transaction); (B) a sale or other disposition of all or a substantial part of the Company’s assets, whether in one transaction or a series of related transactions; or (C) individuals who on the effective date of this Agreement constitute the Board and any new director (other than a director designated by a person or entity who has entered into an agreement to effect a transaction described in clause (A) or (B) above) whose nomination and/or election to the Board was approved by a vote of at least a majority of the directors then still in office who either were directors on the effective date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.

5.8                               Resignation for Good Reason.  For purposes of this Agreement, “Good Reason” for purposes of Executive’s resignation means the occurrence of any of the following events without Executive’s consent; provided however, that any resignation by Executive upon any of the following events shall only be deemed for Good Reason if: (i) Executive gives the Company or successor to the Company, if applicable, written notice of the existence of such condition and Executive’s intent to terminate for Good Reason within sixty (60) days following the first occurrence of the condition(s) that Executive believes constitute Good Reason, which notice shall describe such condition(s); (ii) the Company or successor to the Company, if applicable, fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from Executive; and (iii) Executive actually resigns his employment and all services to the Company (including service on the Board, if applicable) or successor to the Company, if applicable, within the first fifteen (15) days after expiration of the Cure Period:

(a)                                 any material diminution of, or material adverse change to Executive’s authority, duties or responsibilities, provided that, the appointment of a new CEO shall not alone constitute Good Reason;

(b)                                 any material diminution in the authority, duties, or responsibilities of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Board;

(c)                                  a material reduction in Executive’s Base Salary (except under the circumstances permitted in Section 2.1 above);

(d)                                 a relocation of Executive’s principal office to a location that increases Executive’s one-way commute by more than forty (40) miles;

(e)                                  any breach of any material provision of this Agreement.

5.9                               Release.  As a condition of Executive’s receipt of any payments or receipt of benefits under Section 5.4 and Section 5.5 of this Agreement, Executive shall execute a release in a form substantially similar to the release attached hereto as Exhibit B (the “Release”) within the applicable time period set forth therein and permit such Release to become fully effective in accordance with its terms, which in no event shall be later than sixty (60) days following Executive’s termination of employment.

5.10                        280G Limitation on Payments.

(a)                                 If any payment or benefit Executive will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payment (a “Payment”) shall be equal to the Reduced Amount.  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(b)                                 Unless Executive and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Company shall appoint a nationally recognized accounting or law firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting or law firm required to be made hereunder.  The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive’s right to a 280G Payment becomes reasonably likely to occur (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company.

(c)                                  If Executive receives a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section 5.10(a) and the Internal Revenue Service determines thereafter that some portion of the Payment is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 5.10(a) so that no portion of the remaining Payment is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount was determined pursuant to clause (y) of Section 5.10(a), Executive shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

6.                                      APPLICATION OF INTERNAL REVENUE CODE SECTION 409A.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the “Severance Benefits”) that constitute “deferred compensation” within the meaning of Section 409A shall not commence in connection with Executive’s termination of employment unless and until Executive has also incurred a “separation from service” (as such term is defined in Treasury Regulation Section 1.409A-1(h)) (the “Separation From Service”), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional 20% tax under Section 409A.  Each installment of Severance Benefits is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i) and it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9).  However, if the Company (or, if applicable, the successor entity thereto) determines that such exemptions are not available and Executive is, on Executive’s Separation From Service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six (6) months and one day after Executive’s Separation From Service or (ii) the date of Executive’s death.

Executive shall receive Severance Benefits only if Executive executes and returns within the applicable time period set forth therein, the Release, and permits such Release to become effective in accordance with its terms, which shall in no event be longer than sixty (60) days following Executive’s Separation From Service (such latest permitted date, the “Release Deadline”).  If the Severance Benefits are not covered by one or more exemptions from the application of Section 409A, and the Release could become effective in the calendar year following the calendar year in which Executive’s Separation From Service occurs, the Release will not be deemed effective any earlier than the Release Deadline.  Except to the minimum extent that payments are delayed because Executive is a “specified employee” or until the effectiveness of the Release, all amounts will be paid as soon as practicable in accordance with the Company’s normal payroll practices.  All amounts payable under the Agreement will be subject to standard payroll taxes and deductions.

The Severance Benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

7.                                      NONINTERFERENCE.

While employed by the Company, and for one (1) year immediately following termination of Executive’s employment by the Company, Executive agrees not to interfere with the business of the Company by directly or indirectly soliciting, attempting to solicit, inducing or otherwise causing any employee, consultant, or independent contractor of the Company to terminate his, her or its employment or relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.  Executive agrees that this restriction is reasonably necessary to protect the Company’s legitimate business interest in its substantial relationships with employees, consultants and independent contractors and its valuable confidential business information.

8.                                      GENERAL PROVISIONS.

8.1                               Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by fax) or the third day after mailing by first class mail, to the Company at its primary office location or to Executive at his address as listed on the Company payroll.

8.2                               Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction.  In that event,  the parties intend that this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

8.3                               Waiver.  If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4                               Complete Agreement.  This Agreement and the Exhibits hereto, including without limitation the PIIA and exhibits thereto, constitute the entire agreement between Executive and the Company, and are the complete, final and exclusive embodiment of their agreement with regard to the subject matter of hereof and thereof and superseded and replace the Employment Agreement dated December 1, 2001, and all related amendments thereto, including the Second Amended and Restated Executive Employment Agreement between Executive and the Company entered into as of January 1, 2007. This Agreement (including such Exhibits) is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by Executive and by an individual (other than Executive) authorized to sign such writing on behalf of the Company.

8.5                               Counterparts.  This Agreement may be executed by facsimile in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6                               Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7                               Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not delegate any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

8.8                               Dispute Resolution — To ensure the rapid and economical resolution of disputes that may arise in connection with Executive’s employment with the

Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment from the Company, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted before a single arbitrator by JAMS, Inc (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures for employment disputes (which can be found at http://www.jamsadr.com/rules-clauses/, and which will be provided to Executive on request).  The arbitration shall take place in the county (or comparable governmental unit) in which Executive was last employed by the Company, as determined by the arbitrator; provided that if the arbitrator determines there will be an undue hardship to Executive to have the arbitration in such location, the arbitrator will choose an alternative appropriate location.  The Executive and the Company each acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  The arbitrator, and not a court, shall also be authorized to determine whether the provisions of this section apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures.  The Company shall pay all arbitration fees and costs in excess of the administrative fees that Executive would be required to incur if the dispute were filed or decided in a court of law. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

8.9                               Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California, without regard to its conflict-of-laws rules.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of September 4, 2013.

XENCOR, INC.

By:	/s/ Edgardo Baracchini

Name:	Edgardo Baracchini

Title:	Chief Business Officer

Accepted and agreed as of
September 4, 2013.

/s/ Dr. Bassil Dahiyat
Dr. Bassil Dahiyat

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

EXHIBIT B

GENERAL RELEASE

Consideration.  I understand that my position with Xencor, Inc. (the “Company”) terminated effective                       , 201  (the “Separation Date”).  The Company has agreed that if I timely sign, date and return this Release Agreement (“Release”), and I do not revoke it, the Company will provide me with certain severance benefits pursuant to the terms and conditions of that certain Third Amended and Restated Employment Agreement between myself and the Company dated September 4, 2013 (the “Employment Agreement”), and any agreements incorporated therein by reference.  I understand that I am not entitled to such severance benefits unless I timely sign this Release and allow it to become effective.

General Release.  In exchange for the consideration to be provided to me under the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release, acquit and forever discharge the Company and its parent, subsidiary, and affiliated entities, and investors, along with its and their predecessors and successors and their respective directors, officers, employees, shareholders, partners, agents, attorneys, insurers, affiliates and assigns (collectively, the “Released Parties”), of and from any and all claims, liabilities and obligations, both known and unknown, that arise from or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date that I sign this Release (collectively, the “Released Claims”).  The Released Claims include, but are not limited to: (1) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, other incentive compensation, vacation pay and the redemption thereof, expense reimbursements, fringe benefits, stock, stock options, or any other ownership or equity interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including but not limited to claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including but not limited to claims for discrimination, harassment, retaliation, attorneys’ fees, penalties, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990 (as amended), the federal Age Discrimination in Employment Act of 1967 (as amended) (the “ADEA”), the federal Family and Medical Leave Act (“FMLA”), the California Labor Code (as amended), and the California Fair Employment and Housing Act (as amended).

Excluded Claims.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (1) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party, the Company’s bylaws, or applicable law; and (2) any rights which are not waivable as a matter of law.  In addition, nothing in this Release prevents me from filing, cooperating with, or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, the Department of

Labor, the California Department of Fair Employment and Housing, or any other government agency, except that I hereby waive my right to any monetary benefits in connection with any such claim, charge, investigation or proceeding.  I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims.

ADEA Waiver.  I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“ADEA Waiver”).  I also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing, as required by the ADEA, that:  (a) my ADEA Waiver does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release; (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke the ADEA Waiver; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release.

Section 1542 Waiver.  In giving the general release herein, which includes claims which may be unknown to me at present, I acknowledge that I have read and understand Section 1542 of the California Civil Code, which reads as follows:  “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”  I hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to my release of claims, including but not limited to any unknown or unsuspected claims herein.

Other Agreements and Representations.  I further agree: (a) not to disparage the Company, its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputations, or personal reputations; (b) not to voluntarily (except in response to legal compulsion) assist any third party in bringing or pursuing any proposed or pending litigation, arbitration, administrative claim or other formal proceeding against the Company, its parent or subsidiary entities, investors, affiliates, officers, directors, employees or agents; (c) to cooperate fully with the Company, by voluntarily (without legal compulsion) providing accurate and complete information, in connection with the Company’s actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters, arising from events, acts, or failures to act that occurred during the period of my employment by the Company; and (d) I hereby acknowledge and reaffirm my continuing obligations under the terms of my Proprietary Information and Inventions Agreement.  In addition, I hereby represent that I have been paid all wages earned owed and for all hours worked, I have received all the leave and leave benefits and protections for which I am eligible, pursuant to FMLA, the California Family Rights Act, or any applicable law or Company policy, and

I have not suffered any on-the-job injury for which I have not already filed a workers’ compensation claim.

This Release, together with the Proprietary Information and Inventions Agreement attached to the Employment Agreement as EXHIBIT A, constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof.  I am not relying on any promise or representation by the Company that is not expressly stated herein.  This Release may only be modified by a writing signed by both me and a duly authorized officer of the Company.

UNDERSTOOD AND AGREED:

DR. BASSIL DAHIYAT

Date: